SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED EFFECTIVE OCTOBER 7, 1996].

For the fiscal year ended December 31, 1999

                                       OR

     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from _______ to __________

                        Commission file number 000-25439

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

          The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust

     B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

          Troy Financial Corporation
          32 Second Street
          Troy, New York 12180


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                  Financial statements prepared in accordance with the financial reporting requirements of ERISA shall be filed within 180 days after The Troy Savings Bank 401(k) Savings Plan's fiscal year.

                                   SIGNATURES

     The Plan. Pursuant to the requirement of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       The Troy Savings Bank 401(k) Savings Plan


                                       /s/ Evelyn A. Morris
Date:  March 23, 2000                  -----------------------------------------
                                       Evelyn A. Morris
                                       Plan Administrator